UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

June 13, 2008
Date of Report (Date of earliest event reported)

EESTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32863	33-0922627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1260 S. Highway 89, Building 1, Suite H-5
Chino Valley, Arizona 86323
(Address of principal executive offices and zip code)

(928) 636-6255
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Settlement Agreement

On July 3, 2006, EESTech, Inc. (the “Company”) entered into a Share Sale Agreement with Global Power and Water, Inc. (“GPW”) and Liquatech Pty Ltd. (“Liquatech”) and a Share Sale Agreement with Gregory Paxton (“Paxton”) and Liquatech (each a “Prior Agreement” and, collectively, the “Prior Agreements”), concerning the Company’s acquisition of an ownership interest in Liquatech. The Prior Agreements were disclosed by the Company pursuant to a current report on form 8-K filed with the Securities and Exchange Commission on August 2, 2006, which filing was subsequently amended by the Company through the filing of an amended current report on form 8-K/A on January 31, 2007 (collectively, the “Prior Filings”). The information contained in the Prior Filings is incorporated herein by reference.

On June 13, 2008 the Company entered into a Settlement Agreement with GPW and Paxton (the “Settlement Agreement”) regarding the number of shares of the Company to which GPW and Paxton, respectively, would be entitled to receive in exchange for the performance of their obligations under the Prior Agreements.

Pursuant to the terms of the Settlement Agreement, the Company has agreed to issue to Paxton, and Paxton has agreed to accept the issuance of, 235,568 shares of the Company’s common stock in full and final satisfaction of the consideration under the Prior Agreement with Paxton. Further, pursuant to the terms of the Settlement Agreement, the Company and GPW have confirmed that the issuance of 552 shares of the Company’s common stock to GPW is sufficient full and final consideration for GPW’s obligations under the Company’s Prior Agreement with GPW.

As of the date of this filing, the shares of the Company’s common stock to be issued by the Company pursuant to the Prior Agreements, as modified by the Settlement Agreement, have not yet been issued.

Item 9.01 Financial Statements and Exhibits.

(d)	Other Exhibits

10.1	Settlement Agreement dated June 13, 2008 between the Company, Global Power and Water, Inc. and Gregory Paxton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EESTECH, INC.

Date: June 19, 2008	By:	/s/ Murray Bailey
Name: Murray Bailey
Title: President